Exhibit 99.1

NEWS RELEASE
Contacts: Media – John Vigeland (920) 429-4132 Investors – Jenine Maloney (920) 429-7039

SHOPKO REPORTS SECOND QUARTER RESULTS

GREEN BAY, Wis. (August 19, 2004)    ShopKo Stores, Inc. (NYSE: SKO), today announced financial results for the second quarter and six months ended July 31, 2004.  Diluted earnings per share for the second quarter were $0.28 compared with earnings per share of $0.26 last year.  Net income for the second quarter was $8.3 million compared with net income of $7.7 million last year.

Consolidated sales increased 1.4 percent to $775.6 million compared with $764.7 million last year.  Consolidated comparable store sales for the second quarter increased 1.7 percent.

Commenting on the quarter, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, “I am pleased to report that we improved our earnings performance during the second quarter.  This quarter was the second consecutive quarter of sales improvement for the ShopKo division and represented the sixth consecutive quarter of comparable store sales increases for Pamida.”

Duncan concluded, “The results were in line with our expectations and reflect the progress of our merchandising initiatives at both divisions.”

Consolidated gross margin as a percent of sales was 26.2 percent compared with 26.4 percent last year.  This decrease is primarily attributable to increased promotional sales mix in the ShopKo division.

Consolidated selling, general and administrative expenses (SG&A) as a percent of sales for the second quarter were 21.0 percent compared with 21.1 percent last year.

Other Factors

Inventory increased 4.8 percent, principally due to expanded merchandise assortments and deeper in-stock levels to support merchandising and sales growth initiatives.

Interest expense was $8.6 million compared with $10.6 million last year, a reduction of 18.9 percent, due primarily to lower debt levels.  Debt declined by $32.5 million from the second quarter of 2003.

Capital expenditures were $21.0 million for the second quarter compared with $11.1 million last year.  The increase is related to remodeling activity in both divisions and the Omaha distribution center expansion and consolidation.  The company continues to expect capital expenditures of up to $100.0 million for the fiscal year.

First Half 2003

For the first half, consolidated sales were $1,510.6 million compared with $1,472.6 million last year, an increase of 2.6 percent.  Net income was $5.9 million compared with last year’s net income of $6.6 million.  Diluted earnings per share were $0.20 compared with earnings per share of $0.23 last year.

Third Quarter/Fiscal 2004 Outlook

The company expects its consolidated comparable store sales increase for the third quarter ending October 30, 2004 to be in the positive low single digits.  Third quarter earnings are expected to be in the range of $0.03 to $0.08 per share.

For the fiscal year ending January 29, 2005, the company continues to expect its consolidated sales and comparable store sales to increase in the low single digits.  The company's earnings guidance for fiscal 2004 remains in the range of $1.33 to $1.48 per share.

Second Quarter Earnings Conference Call Arrangements

ShopKo Stores, Inc. will host a conference call and real-time webcast August 19, 2004, at 10:30 a.m. Central Daylight Time (CDT) to discuss second quarter results and fiscal 2004 business outlook.  Participants may access the conference by dialing 1-800-860-2442 and asking for the ShopKo Stores, Inc. conference call.  The webcast will be archived for two weeks at www.shopko.com.

The call will be rebroadcast immediately following the call through August 27, 2004.  The replay can be accessed by dialing 1-877-344-7529 or 412-317-0088.  When prompted for an account number dial 420#, then dial 1 for the recorded conference.  When prompted for the conference number dial 351448#, then press 1 to begin the playback.

ShopKo Stores, Inc. is a customer-driven retailer of quality goods and services in two distinct market environments.  Headquartered in Green Bay, Wis., the company operates 357 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest regions.  One hundred forty multi-department ShopKo stores are located in mid-sized to larger cities and 217 convenient one-stop Pamida stores provide Hometown Value to customers in smaller communities of rural America.  ShopKo Stores Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo or Pamida visit our website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings per share, capital expenditure plans and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements, including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; such factors are incorporated by reference.

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Consolidated Sales Summary (dollars in millions)

Second Quarter

Business Segments	05/02/04- 07/31/04 (13 weeks)	05/04/03- 08/02/03 (13 weeks)	Change Total**	Change Comp* (13 weeks vs. 13 weeks)
ShopKo	$568.8	$558.8	1.8%	2.1%
Pamida	206.8	205.9	0.4%	0.7%
Consolidated	$775.6	$764.7	1.4%	1.7%

*Comparable store sales represent sales of those stores open during both fiscal years and do not include sales from the ShopKo wholesale optical lab.

**Pamida division total sales variance reflects sales in the prior year periods from seven locations which have been closed and not replaced, and two new Pamida locations opened in FY 2003.  Sales variance also reflects sales from two closed Pamida locations and one new location in FY 2004.

ShopKo division total sales variance reflects sales from one closed ShopKo location in FY 2004.

ShopKo Stores, Inc. and Subsidiaries

Consolidated Statements of Operations

Second Quarter

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 31,	August 2,	July 31,	August 2,
(In thousands, except per share data)	2004	2003	2004	2003

Revenues:
Net sales	$775,576	$764,692	$1,510,609	$1,472,609
Licensed department rentals and
other income	3,254	3,240	6,349	6,287
	778,830	767,932	1,516,958	1,478,896
Costs and expenses:
Cost of sales	572,282	562,960	1,123,504	1,088,214

Gross margin	203,294	201,732	387,105	384,395

Selling, general and
administrative expenses	163,208	161,010	323,946	316,931
Depreciation and amortization expenses	21,157	20,608	42,658	41,579
	184,365	181,618	366,604	358,510

Income from operations	22,183	23,354	26,850	32,172
Interest expense	8,577	10,581	17,145	21,216

Income before income taxes	13,606	12,773	9,705	10,956
Provision for income taxes	5,306	5,074	3,786	4,352

Net income	8,300	7,699	5,919	6,604

Net income per share of common stock:
Basic:	$0.28	$0.27	$0.20	$0.23

Diluted:	$0.28	$0.26	$0.20	$0.23

Weighted average number of common shares outstanding:
Basic:	29,291	28,975	29,251	28,953

Diluted:	29,514	29,249	29,491	29,202

ShopKo Stores, Inc. and Subsidiaries

Consolidated Statements of Operations

Percents of Sales

Second Quarter

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 31,	August 2,	July 31,	August 2,
	2004	2003	2004	2003

Revenues:
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals
and other income	0.4	0.4	0.4	0.4
	100.4	100.4	100.4	100.4
Costs and expenses:
Cost of sales	73.8	73.6	74.4	73.9

Gross margin	26.2	26.4	25.6	26.1

Selling, general and
administrative expenses	21.0	21.1	21.4	21.5
Depreciation and amortization expenses	2.7	2.7	2.8	2.8
	23.7	23.8	24.2	24.3

Income from operations	2.9	3.1	1.8	2.2
Interest expense	1.1	1.4	1.1	1.4

Income before income taxes	1.8	1.7	0.7	0.8
Provision for income taxes	0.7	0.7	0.3	0.3

Net income	1.1	1.0	0.4	0.5

ShopKo Stores, Inc. and Subsidiaries

Business Segment Information

Second Quarter

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 31,	August 2,	July 31,	August 2,
(Dollars in thousands)	2004	2003	2004	2003

ShopKo Retail Segment
Net sales	$568,801	$558,810	$1,121,600	$1,089,337
Licensed department rentals
and other income	2,903	2,877	5,667	5,623
	571,704	561,687	1,127,267	1,094,960
Costs and expenses:
Cost of sales	420,697	411,556	835,930	805,640

Gross Margin	148,104	147,254	285,670	283,697

Selling, general and administrative expenses	112,520	110,607	223,708	219,003
Depreciation and amortization expenses	15,173	14,666	30,470	29,646
	127,693	125,273	254,178	248,649

Income from operations	$23,314	$24,858	$37,159	$40,671

Pamida Retail Segment
Net sales	$206,775	$205,882	$389,009	$383,272
Licensed department rentals
and other income	351	363	683	664
	207,126	206,245	389,692	383,936
Costs and expenses:
Cost of sales	151,585	151,404	287,574	282,574

Gross Margin	55,190	54,478	101,435	100,698

Selling, general and
administrative expenses	43,543	42,745	86,500	84,794
Depreciation and amortization expenses	5,832	5,792	11,890	11,636
	49,375	48,537	98,390	96,430

Income from operations	$6,166	$6,304	$3,728	$4,932

Corporate Segment

Net sales	$-	$-	$-	$-
Licensed department rentals
and other income	-	-	-	-
	-	-	-	-
Costs and expenses:
Selling, general and administrative expenses	7,147	7,658	13,738	13,134
Depreciation and amortization expenses	152	150	298	297
	7,299	7,808	14,036	13,431

Income from operations	$(7,299)	$(7,808)	$(14,036)	$(13,431)

Consolidated
Income from operations	$22,181	$23,354	$26,851	$32,172

ShopKo Stores, Inc. and Subsidiaries

Business Segment Information

Percents of Sales

Second Quarter

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 31,	August 2,	July 31,	August 2,
	2004	2003	2004	2003

ShopKo Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.5	0.5	0.5	0.5
	100.5	100.5	100.5	100.5
Costs and expenses:
Cost of sales	74.0	73.6	74.5	74.0

Gross Margin	26.0	26.4	25.5	26.0

Selling, general and administrative expenses	19.8	19.8	19.9	20.1
Depreciation and amortization expenses	2.7	2.6	2.7	2.7
	22.5	22.4	22.6	22.8

Income from operations	4.0	4.5	3.4	3.7

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 31,	August 2,	July 31,	August 2,
	2004	2003	2004	2003
Pamida Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.2	0.2	0.2	0.2
	100.2	100.2	100.2	100.2
Costs and expenses:
Cost of sales	73.3	73.5	73.9	73.7

Gross Margin	26.7	26.5	26.1	26.3

Selling, general and administrative expenses	21.1	20.8	22.2	22.1
Depreciation and amortization expenses	2.8	2.8	3.1	3.0
	23.9	23.6	25.3	25.1

Income from operations	3.0	3.1	1.0	1.4

Consolidated
Income from operations	2.9	3.1	1.8	2.2

ShopKo Stores, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	July 31,	August 2,
	2004	2003

Cash and cash equivalents	$32,819	$36,507
Receivables, less allowances	51,714	48,744
Merchandise inventories	613,364	585,141
Other current assets	9,595	11,528
Total current assets	707,492	681,920

Other assets and deferred charges	7,697	10,970
Intangible assets	25,985	20,389
Net property and equipment	761,827	780,651
Total assets	$1,503,001	$1,493,930

Short-term debt	$118,825	$53,159
Accounts payable - trade	260,010	250,988
Accrued liabilities	174,692	180,882
Current portion of long-term obligations	62,473	94,343
Total current liabilities	616,000	579,372

Long-term obligations	242,876	309,214
Other long-term obligations	23,740	26,306
Deferred income taxes	22,803	23,201
Shareholders' equity	597,582	555,837
Total liabilities and shareholders' equity	$1,503,001	$1,493,930